UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2010
________________

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1263 East Arques Avenue		94085
Sunnyvale, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	re-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Additional Information For Symyx Stockholders

The following information supplements the Joint Proxy Statement/Prospectus of Symyx Technologies, Inc. (“Symyx”) and Accelrys, Inc. (“Accelrys”) filed by Accelrys pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the “SEC”) on May 19, 2010 (the “Joint Proxy Statement/Prospectus”) relating to the contemplated merger (the “Merger”) of Accelrys and Symyx, and should be read in conjunction with the Joint Proxy Statement/Prospectus (capitalized terms not defined here are defined in the Joint Proxy Statement/Prospectus):

The disclosure under the heading “Update on Background of the Merger” that was added to the Joint Proxy Statement/Prospectus through a Current Report on a Form 8-K filed by Symyx on June 25, 2010 is revised to add the following disclosure to the end thereof:

On June 28, 2010, Symyx again received a modified proposal from Certara to acquire all of the outstanding capital stock of Symyx, again for $5.75 per share in cash, together with a modified signed guarantee of financing from Vector  and a merger agreement that Certara had signed, together with additional related documentation.  The signed guarantee of financing from Vector  and merger agreement signed by Certara were modified from the previous documents delivered on June 23, 2010, among other things, to remove the requirement that the Symyx Board recommend against the Merger, to remove the obligation to determine that the offer is a Company Superior Offer, and to provide that if the Symyx stockholders did not approve the Merger, then the Certara offer would remain open until July 2, 2010.  Certara characterized this offer as Certara’s “best and final” offer.

The Symyx board of directors met on June 28, 2010, and after evaluating the modified proposal in consultation with Symyx’s management, financial advisor and outside counsel, the Symyx board of directors concluded that the June 28, 2010 Certara modified offer to purchase Symyx for $5.75 per share in cash was not a Company Superior Offer, and was not a proposal that would be reasonably likely to lead to a Company Superior Offer. The Symyx board of directors reached this conclusion based on a number of factors, including that the Certara modified offer at $5.75 per share was inadequate from a financial point of view, considering the price offered in comparison to the terms of the proposed Merger and long-term value which the Merger could provide to Symyx stockholders, and Symyx’s valuation as a stand-alone company.

Accordingly, Symyx had no Company Superior Offer under consideration, nor a proposal that would be reasonably likely to lead to a Company Superior Offer.  As a result, the Symyx board of directors also reaffirmed its recommendation to the Symyx stockholders that the Symyx stockholders vote “FOR” the Symyx Merger Proposal.  Pursuant to the Joint Proxy Statement/Prospectus, the Accelrys and Symyx stockholder meetings to vote on the proposed Merger continue to be scheduled for June 30, 2010.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Letter from Certara Corporation, dated June 28, 2010
99.2	Form of Agreement and Plan of Merger provided by Certara to Symyx
99.3	Guarantee by Vector provided by Certara to Symyx

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Accelrys and Symyx. In connection with the proposed transaction, Accelrys has filed a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Accelrys and Symyx. Investors and security holders are urged to carefully read the Registration Statement on Form S-4 and related joint proxy statement/prospectus and other documents filed with the SEC by Accelrys and Symyx because they contain important information about the proposed transaction, including with respect to risks and uncertainties that could delay or prevent the completion of the proposed merger. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by directing a request when such a filing is made to Accelrys at 10188 Telesis Court, San Diego, California 92121-1761, Attention: Corporate Secretary or by directing a request when such a filing is made to Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, CA 95051, Attention: Corporate Secretary.  Investors and security holders may obtain free copies of the documents filed with the SEC on Accelrys’s website at www.Accelrys.com or Symyx’s website at www.Symyx.com or the SEC’s website at www.sec.gov.

Accelrys, Symyx and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Accelrys is also included in Accelrys’s most recent definitive proxy statement, which was filed with the SEC on July 21, 2009. Additional information about the directors and executive officers of Symyx is set forth in Symyx’s most recent definitive proxy statement, which was filed with the SEC on April 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symyx Technologies, Inc.

Date: June 28, 2010	By:	/s/ Charles Haley
Charles Haley
Senior Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter from Certara Corporation, dated June 28, 2010
99.2	Agreement and Plan of Merger provided by Certara to Symyx
99.3	Guarantee by Vector provided by Certara to Symyx